As filed with the Securities and Exchange Commission on November 1, 2013

                                            Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               UNISYS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                                38-0387840
(State of Incorporation)             (I.R.S. Employer Identification No.)

                       801 Lakeview Drive, Suite 100
                       Blue Bell, Pennsylvania 19422
                               (215) 986-4011
                  (Address of principal executive offices)

                      UNISYS CORPORATION SAVINGS PLAN
                          (Full title of the Plan)

                              GERALD P. KENNEY
                           Senior Vice President,
                        General Counsel and Secretary
                             Unisys Corporation
                         801 Lakeview Drive, Suite 100
                         Blue Bell, Pennsylvania 19422
                               (215) 986-4205
                   (Name and address of agent for service)

                      CALCULATION OF REGISTRATION FEE

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):
  Large accelerated filer [x]               Accelerated filer []

  Non-Accelerated filer []                  Smaller reporting company []
(Do not check if a smaller reporting company)

=================================================================================================

Title of Securities       Amount         Proposed Maximum       Proposed Maximum       Amount of
      to be               to be           Offering Price       Aggregate Offering   Registration
    Registered          Registered         per Share (1)           Price (1)             Fee
-------------------------------------------------------------------------------------------------
Common Stock,           3,000,000          $25.17                   $75,510,000        $9,725.69
par value $.01          shares
per share
=================================================================================================

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on October 28, 2013, as reported on the New York Stock Exchange.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Unisys Corporation Savings Plan.

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information  *

Item 2.   Registrant Information and Employee Plan Annual Information  *

    * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to
Part I of Form S-8.

                                 PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed with the Securities and Exchange Commission and are incorporated by reference in this registration Statement:

     (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) The Plan's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

     (d) The description of the Common Stock of the Company contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

     (a) permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

     (b) permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

     (c) mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by (a) and (b) above; and

     (d) that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith.
The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     On April 28, 1988, at the Company's 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements ("Indemnification Agreements") with its directors, and such Indemnification Agreements have been executed with each of the directors of the Company. The Indemnification Agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

     The Indemnification Agreements require indemnification except to the extent (a) payment for any liability is made under an insurance policy provided by the Company, (b) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the Indemnification Agreement, (c) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (d) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or (e) indemnification has been determined not to be permitted by applicable law.

     The Indemnification Agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the Indemnification Agreements also provide for the establishment by the Company of a trust (the "Trust"), for the benefit of each director, upon the written request by the director. The Trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

     The Indemnification Agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

     The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable


Item 8.   Exhibits

See the Exhibit Index which is incorporated herein by reference. The Company undertakes that it will submit or has submitted the Unisys Corporation Savings Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under
Section 401 of the Internal Revenue Code.

ITEM 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania, on November 1, 2013.

                                   UNISYS CORPORATION

                                   By:  /s/ J. Edward Coleman
                                       -----------------------
                                       J. Edward Coleman
                                       Chairman of the Board and
                                       Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes J. Edward Coleman, Janet Brutschea Haugen, Gerald P. Kenney and Scott A. Battersby, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2013.



Signature                                                Title
---------                                                -----

/s/ J. Edward Coleman                        Chairman of the Board, Chief
-----------------------                      Executive Officer (principal
J. Edward Coleman                            executive officer) and
                                             Director

/s/ Janet Brutschea Haugen                   Senior Vice President and
--------------------------                   Chief Financial Officer
Janet Brutschea Haugen                      (principal financial officer)

/s/ Scott Hurley                             Vice President and Corporate
----------------------                       Controller (principal
Scott Hurley                                 accounting officer)

/s/ Henry C. Duques                          Lead Director
-------------------
Henry C. Duques

/s/ Jared L. Cohon                           Director
------------------
Jared L. Cohon

/s/ Alison Davis                             Director
----------------
Alison Davis

/s/ Nathaniel A. Davis                       Director
------------------------
Nathaniel A. Davis

/s/ Matthew J. Espe                          Director
----------------------
Matthew J. Espe

                                             Director
----------------------
Denise K. Fletcher

                                             Director
----------------------
Leslie F. Kenne

/s/ Lee D. Roberts                           Director
----------------------
Lee D. Roberts

/s/ Paul E. Weaver                           Director
------------------
Paul E. Weaver


THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Whitpain, Commonwealth of Pennsylvania, on November 1, 2013.

                           UNISYS CORPORATION SAVINGS PLAN

                                UNISYS CORPORATION


                              By: /s/ Scott Hurley
                                  -----------------
                                  Scott Hurley
                                  Vice President and Corporate Controller

                                 EXHIBIT INDEX


Exhibit
   No.
-------
4.1               Restated Certificate of Incorporation of Unisys
                  Corporation (incorporated by reference to Exhibit 3.1 to Unisys Corporation's Current Report on Form 8-K dated April 29, 2010)

4.2 Certificate of Designations of the Company's 6.25% Mandatory Convertible Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Unisys Corporation's Current Report on Form 8-K filed on March 1, 2011

4.3 Certificate of Amendment to Restated Certificate of Incorporation of Unisys Corporation (incorporated by reference to Exhibit 3.1 to Unisys Corporation's Current Report on From 8-K filed on April 28, 2011)

4.4 By-Laws of Unisys Corporation, as amended through April 29, 2010 (incorporated by reference to Exhibit
                  3.2 to Unisys Corporation's Current Report on Form 8-K dated April 29, 2010)

4.5 Unisys Corporation Savings Plan, amended and restated effective January 1, 2012 (incorporated by reference to Exhibit 10.26 to Unisys Corporation's Annual Report on Form 10-K for the year ended December 31, 2011)

5.1 Opinion of Virginia C. Pappas, Esq. as to the legality of the shares of Common Stock covered by the Registration Statement

23.1              Consent of KPMG LLP, Independent Registered Public
                  Accounting Firm

23.2 Consent of counsel (included in opinion filed as Exhibit 5.1)

24 Power of Attorney (included on the signature page hereof)